Exhibit (h)(10)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

DWS MARKET TRUST
ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B

And

STATE STREET BANK AND TRUST COMPANY

TABLE OF CONTENTS

PAGE
1.           DEFINITIONS

2.           APPOINTMENT OF STATE STREET

3.           SECURITIES TO BE LOANED

4.            BORROWERS

5.            SECURITIES LOAN AGREEMENTS

6.            LOANS OF AVAILABLE SECURITIES

7.            DISTRIBUTIONS ON AND VOTING RIGHTS WITH RESPECT TO
LOANED SECURITIES

8.            COLLATERAL

9.             INVESTMENT OF CASH COLLATERAL; COMPENSATION; GRANT OF SECURITY INTEREST

10.           RESERVED

11.           RECORDKEEPING AND REPORTS

12.	STANDARD OF CARE AND INDEMNIFICATION

13.           REPRESENTATIONS AND WARRANTIES

14.           BORROWER DEFAULT INDEMNIFICATION

15.           CONTINUING AGREEMENT; TERMINATION; REMEDIES

16.           NOTICES

17.           SECURITIES INVESTORS PROTECTION ACT

18.           AUTHORIZED REPRESENTATIVES

19.           AGENTS

20.           FORCE MAJEURE

21.           NON-US BORROWERS

22.           MISCELLANEOUS

23.           STANDARD TRUST DISCLAIMER

24.           COUNTERPARTS

25.           MODIFICATION

EXHIBITS AND SCHEDULES

SCHEDULE A (Fee Split; Cash Collateral Investment)

SCHEDULE B (Funds)

SCHEDULE C (Acceptable Forms of Collateral)

SCHEDULE D (List of Approved Borrowers)

SCHEDULE E (Authorized State Street Persons)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated as of the 16th day of December, 2013 between DWS MARKET TRUST, a registered management investment company, organized and existing under the laws of Massachusetts (the “Trust”), on behalf of each of its series as listed on Schedule B, severally and not jointly, and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by State Street as agent, trustee or custodian.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Trust as listed on
Schedule B to this Agreement (the Trust acting on behalf of each such series, a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no series of shares of the Trust shall be responsible or liable for any of the obligations of any other series of the Trust under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions.  For the purposes hereof:

(a) “Account” has the meaning set forth in Section 9(a) hereof.

(b) “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.
(c) “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(d) “Authorized Persons” has the meaning set forth in Section 9(a) hereof.

(e) “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(f) “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(g) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(h) “Collateral” means cash, securities or letters of credit delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(i) “Custodian Agreement” means any agreement, whether now in existence or hereafter entered into, pursuant to which State Street agrees to act as custodian for a Fund.

(j) “DWS Investment Fund” means that entity specified in Schedule A under “Cash Collateral Investment”.

(k) “Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

(l)  “Financing Transaction” means a Loan against cash Collateral made for the purpose of generating cash for a Fund to provide cash collateral for the purposes of securities lending transactions pursuant to the SLSA (as defined hereunder) where the Fund is a borrower of securities and State Street, acting as principal, is a lender of securities.

(m) “Investment Manager” when used in any provision, means the person or entity who has discretionary authority over the investment of the Available Securities to which the provision applies.

(n) “Loan” means a loan of Available Securities to a Borrower.

(o) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(p) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(q) “Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(r) “Obligations” means any and all liabilities and obligations of the Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of the Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street.

(s) “Property” has the meaning set forth in Section 9(g) hereof.

(t) “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

(u) “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from time to time.

(v) “SLSA” means that certain Securities Lending and Services Agreement dated as of July 10, 2013 between State Street Bank and Trust Company and the Fund, as amended, supplemented or otherwise modified in accordance therewith from time to time.

(w) “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street Bank and Trust Company or that is controlled by or is under common control with State Street Bank and Trust Company.

2.           Appointment of State Street.  Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement.  State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall reasonably determine to be desirable, necessary, or appropriate to implement and administer this securities lending program and which are not contrary to the terms of this Agreement. Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program; provided, however, that State Street shall also be acting as principal in its capacity as a Borrower.  State Street may take action as agent of the Fund on an undisclosed or a disclosed basis.  State Street is hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower hereunder.  In connection therewith, State Street may instruct said third party to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by said third party in accordance with the terms of a form of an arrangement which shall also be consistent with the terms hereof.

3.  Securities to be Loaned.  State Street acts as custodian of the securities and assets of each Fund pursuant to the Custodian Agreement.  All of the Fund’s securities held by State Street in such capacity shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the Fund or the applicable Investment Manager specifically identifies herein as not being Available Securities.  In the absence of any such identification herein or other notices specifically identifying securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

4.           Borrowers.

Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on the approved Borrowers list attached as Schedule D, including State

Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”).

In connection with any Loan pursuant hereto, each Fund shall furnish to State Street for delivery to the Borrower (and in connection with any Loan to an SSB Borrower pursuant hereto, State Street shall cause such SSB Borrower to furnish to State Street for delivery to the Fund), upon request (i) the most recent available audited statement of its financial condition, as applicable and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement, as applicable. As long as any Loan to a Borrower is outstanding under this Agreement, the Fund shall furnish to State Street for delivery to the Borrower (and as long as any Loan to an SSB Borrower is outstanding under this Agreement, State Street shall cause such SSB Borrower to furnish to State Street for delivery to the Fund), upon request, all such recent financial statements, as applicable, that are subsequently available.  With respect to a Fund, and any such financial statements shall be the most recently publicly available statements.

Other than with respect to an SSB Borrower, State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5.  Securities Loan Agreements.  The Trust, on behalf of each Fund, authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street.  Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower. Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made.  State Street’s forms of Securities Loan Agreements shall be made available to the Funds upon request.  In addition, State Street agrees to provide a Fund with a confidential copy of any Securities Loan Agreement with any Borrower upon request, provided that the Fund first signs a confidentiality agreement with respect thereto.  State Street shall use reasonable efforts to negotiate Securities Loan Agreements so that they do not materially deviate from State Street’s applicable standard forms, as such forms may be updated from time to time.

6.  Loans of Available Securities.  State Street shall be responsible for determining whether any Loan shall be made, and for negotiating and establishing the terms of each such Loan, which terms shall not be  inconsistent with this Agreement and the applicable Securities Loan Agreement.  A report showing the terms of each Loan will be made available to the Fund via mystatestreet.com, and also sent daily to the Fund at dws-us.securitieslending@db.com (or such other email address provided by the Fund to State Street in writing with reasonable advance notice) to the extent practicable, subject to operational and other constraints that may arise from time to time.  Such report will include all Loans outstanding as of the prior business day. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund.  In the event of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower on any Loan, State Street may act in any manner it deems reasonable and appropriate.  Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street.  State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time.  State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers.  Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in Loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, but not later than the customary settlement period (not to exceed five business days).  Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall reasonably promptly thereafter notify the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, but not later than the end of the customary settlement period (not to exceed five business days).

7.  Distributions on and Voting Rights with Respect to Loaned Securities.    Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street.  Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street ten (l0) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities. State Street acknowledges that the Fund may instruct State Street to terminate a Loan so that the Fund may seek to regain record ownership of Loaned Securities to exercise beneficial rights, such as voting and subscription rights.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend payments if received directly from issuers.

Each Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

Each Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all commercially reasonable endeavors to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first placed funds with State Street to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8.  Collateral.

(a)  Receipt of Collateral.  Each Fund authorizes State Street, or a third party bank authorized pursuant to Section 2 above, to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule C.  Said Schedule may be amended from time to time by State Street and the Fund.  All investments of cash Collateral shall be for the account and at the risk of the Fund.  State Street may accept substitutions of Collateral in accordance with the terms of the applicable Securities Loan Agreement with the Borrower.

(b)  Marking to Market.  The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded.  Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street's reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information and receive and deliver Collateral in order to maintain the value of the Collateral at no less than one hundred percent (100%) of the Market Value of the Loaned Securities.

(c)  Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9.  Investment of Cash Collateral; Compensation; Grant of Security Interest.

(a)  Investment of Cash Collateral.  To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street in the DWS Investment Fund.  A copy of the current prospectus, and any amendments, for the DWS Investment Fund will be delivered to State Street upon request. Each Fund authorizes State Street, as lending agent for the Fund, to open an account with the DWS Investment Fund for the investment of such cash Collateral (the “Account”) and that the State Street employees identified on Schedule E (as amended by State Street from time to time by written notice to the Funds)(the “Authorized Persons”) are authorized to execute transactions on behalf of the Account.  Each Fund covenants and agrees that (i) no person other than an Authorized Person is authorized to transact in the Account, (ii) it will not change the Authorized Persons without the prior written consent of State Street, (iii) it will not change the Account or direct that cash Collateral be invested in any other account or investment fund or vehicle without the prior written consent of State Street, which shall not be unreasonably withheld, (iv) State Street Bank and Trust Company shall remain the Fund’s sole custodian for the duration of this Agreement and, for the avoidance of doubt, all cash Collateral and assets purchased with cash Collateral or otherwise shall remain custodied at State Street (other than, in each case, Collateral held with a third party bank in accordance with this Agreement); (v) no liens, claims, security interests or encumbrances of any kind exist, and no charging rights or rights of setoff have been granted, with respect to any of the Property of the Fund (in each case, other than as described herein and in the Custodian Agreement); (vi) the Fund shall not grant to any party a lien, claim, security interest or encumbrance of any kind on, and shall not grant charging rights or rights of setoff with respect to, any Property of the Fund (in each case, other than as described herein); and (vii) the Fund authorizes State Street to monitor the Property of the Fund.

The Funds shall notify State Street after the close of each business day of the yield and per share net asset value of the DWS Investment Fund for such business day, and shall provide to

State Street such additional information regarding the per share net asset value of the DWS Investment Fund and the calculation thereof as State Street may from time reasonably request.   Each Fund acknowledges and agrees that it assumes all investment risk associated with the investment of cash Collateral, including interest rate, market, credit and liquidity risk associated with any investments purchased or entered into with the cash Collateral. State Street does not assume any market, investment or other risk of loss associated with any investment of cash Collateral. State Street has no responsibility or liability whatsoever for investment decisions made in connection with cash Collateral.  If the amounts so invested are insufficient to return any and all amounts due to a Borrower pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

(b)  Accredited Investor. In connection with the investment of cash Collateral pursuant to Section 9 hereof in any security, including a securities lending fund or other collective investment fund that is not publicly offered, each Fund authorizes State Street (unless the Fund has expressly notified State Street to the contrary in writing) to execute and deliver, on behalf of the Fund, one or more documents representing that such securities are being acquired only for investment and not with a view to distribution and that the Fund qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

(c) Net Investment Income and Fee Income.  Net Investment Income and Fee Income shall be credited to the Fund’s securities lending account, on a monthly basis, after making the following payments on behalf of the Fund:  (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.”  The Fund shall be responsible for any and all amounts due to Borrowers under the applicable Securities Loan Agreements (including rebates).  For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this Paragraph (c), and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.

(d)  Loan Premiums.  To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street.

(e)  Advances.  State Street may, but is not obligated to, advance funds required to be paid by the Fund pursuant to a Securities Loan Agreement or this Agreement.  State Street may, in its discretion, and in such case the Fund authorizes State Street to, charge interest on any such advance at a rate consistent with prevailing rates for short-term investments at such time.  The Fund shall reimburse State Street on demand for the amount of any such advance or any other amount owed by the Fund to State Street under this Agreement.

(f)  Right to Debit or Set Off.  State Street may at any time charge or debit any account of the Fund maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash Collateral, to pay any amounts due to a Borrower under a Securities Loan Agreement or any Obligations of the Fund.  The Fund acknowledges that whenever State Street exercises its rights under this Paragraph (f) with respect to Obligations of the Fund, State Street is acting in a principal capacity on its own behalf and not on behalf of the Fund.

(g) Security Interest.  As security for the payment and performance by the Fund of its Obligations, the Fund hereby grants to State Street a continuing lien upon and a first priority security interest in all Collateral and all assets (including accounts and investments) and any proceeds thereof in which the Fund at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street (collectively, the “Property”).  If the Fund shall fail to pay or perform any or all of the Obligations of the Fund as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property.  While any Obligations of the Fund are outstanding, State Street may decline to deliver out Property if the Fund has failed to pay or perform any of the Obligations as and when due or to the extent that, in State Street’s reasonable judgment, the aggregate value of the Property with respect to which State Street has a perfected security interest would be less than 105% of the Obligations of the Fund after giving effect to the delivery out.  The provisions of this Section 9(g) shall not operate to limit any of State Street’s rights under contract or applicable law.

10.  [Reserved.]

11.  Recordkeeping and Reports.  State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom.  Absent manifest error, State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative.  On a monthly basis, State Street will make available to the Funds a statement describing the Loans made during the preceding month, and the income derived from Loans during the period covered by such statement.  Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Each Fund hereby agrees to participate in data aggregation services which provide securities lending market analysis, provided however. that State Street is only authorized by the Fund to provide information relating to the Fund’s lending program, including Available Securities and Loaned Securities, on an anonymous basis for aggregation into the database, the identity of the Fund as owner of the securities is in no way identifiable and the aggregator agrees to treat all information provided to it confidentially and to use such information solely for the purposes of providing the data aggregation service.  If the Fund elects not to continue to participate in any such service at any time, State Street shall cease providing the Fund’s information within five (5) business days of written notification to that effect from the Fund.

12.  Standard of Care and Indemnification.

(a)  State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

(b)  Each Fund, severally and not jointly, shall indemnify State Street and hold State Street harmless from any loss or liability (including the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, including any breach of a representation or warranty by the Fund hereunder, except such loss or liability which results from State Street’s failure to exercise the standard of care required by this Section 12.  Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.

(c)  Notwithstanding any express provision to the contrary herein, neither party shall be liable for any indirect, consequential, incidental, special or exemplary damages, even if such party has been apprised of the likelihood of such damages occurring.

(d)  Each Fund acknowledges that in the event that the Fund’s participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e)  State Street, in determining the Market Value of Securities, including Collateral, may rely upon any recognized independent pricing service and shall not be liable for any errors made by such service.

Notwithstanding anything to the contrary in this Agreement, each of the Funds agrees that (i) State Street shall not be liable or responsible for any expense, claim or liability, or act or omission in connection with the investment of cash Collateral; and (ii) each of the Funds agrees to indemnify and hold harmless State Street, its affiliates, agents and employees against all expenses and liabilities (including reasonable expenses and costs of counsel) arising directly or indirectly from the investment of cash Collateral in DWS Investment Fund including but not limited to, any loss that is incurred by the Funds due to any market or investment risk of loss associated with the investments of cash Collateral, any loss arising from a default of any cash Collateral investment, and any Loss arising from a Fund’s failure to return Collateral and other amounts owed to State Street or any Borrowers from time to time.

13.  Representations and Warranties.  Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

The person executing this Agreement on behalf of each party represents that he or she has the authority to execute this Agreement on behalf of the relevant party.

Each Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder;
(b) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition (other than fluctuations in net asset value) since the date of the balance sheet included within such financial statements; (c) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities; and (d) except as expressly provided herein and in the Custodian Agreement, there are no liens, claims, security interests or encumbrances over the Property of the Fund.

Each Fund further represents and warrants that it will immediately notify State Street orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity.  Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

Each Fund further represents and warrants that it will, upon request, deliver to State Street a copy of the current prospectus, as amended, or other offering document for the DWS Investment Fund.

If the Fund is a management investment company that is, or is required to be, registered under the Investment Company Act of 1940, as amended (the "1940 Act"),  the Fund acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLSA is in compliance with those laws and regulations under the 1940 Act relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of 'senior securities,' as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Fund to segregate, identify and substitute Fund assets, and daily monitor such assets and their values  (collectively, "Applicable 1940 Act Requirements"), except as specifically set forth herein, is the obligation of the Fund and not State Street or any State Street Affiliate.  In addition, if the Fund is a management investment company that is, or is required to be, registered under the 1940 Act, the Fund represents and warrants to State Street as of the close of business on each day that a Loan is outstanding that the Fund is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLSA that creates leverage as a matter of law or fact is (A) in furtherance of the Fund's investment objective or objectives, (B) permitted or not otherwise prohibited by the Fund's investment policies, and (C) disclosed in all material respects in the Fund's registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940 Act, and (ii) the Fund is in compliance in all material respects with all laws and  regulations applicable to the Fund, including Applicable 1940 Act Requirements.

Each Fund represents and warrants that it is a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended.  Each Fund agrees to notify State Street promptly of any changes in the information set forth in this subparagraph of this Section 13.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its participation in State Street’s securities lending program has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940; and (iii) its prospectus provides appropriate disclosure concerning its securities lending activity.

Each Fund hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and (iii) that its taxpayer identification number and its tax year end are as set forth in Schedule B.

Each Fund represents and warrants on a continuing basis that it has determined that each investment vehicle set forth on Schedule A hereto, taking into account any fees assessed thereby, is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of the Fund’s cash Collateral under this Agreement.  Each Fund further represents and warrants that it has received and reviewed the State Street Agency Securities Lending Program Description of Risks and Conflicts of Interest.

14.  Borrower Default Indemnification.

(a)           If at the time of a default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Fund against the failure of the Borrower as follows.  State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market.  Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities.  Subject to the Fund’s obligations pursuant to Section 9 hereof and Schedule A, paragraph 2(b), if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b)           If State Street is unable to purchase Replacement Securities pursuant to  Paragraph 14(a) hereof, State Street shall credit to the Fund’s relevant account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c)            In addition to making the purchases or credits required by Paragraphs 14(a) and (b) hereof, State Street shall credit to the Fund’s relevant account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph 14(a) or credits the Fund’s relevant account pursuant to Paragraph 14(b).

(d)            Any credits required under Paragraphs 14(b) and 14(c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph 14(a).  If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs 14(b) and 14(c), such credits shall be made at State Street’s expense.

(e)           If after application of Paragraphs 14(a) through 14(d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs 14(a) through 14(d) above, and then to credit to the Fund’s relevant account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement.

(f)           In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement.  The Fund will, at the request of State Street, execute and deliver to State Street any confirmatory assignment or other instrument that State Street determines to be necessary or advisable to enable State Street to enforce any right to which State Street is subrogated.

(g)           Notwithstanding anything to the contrary in this Section 14, each Fund agrees that State Street shall not have any obligation to indemnify the Fund under this Section 14 to the extent that proceeds of Collateral from a Financing Transaction are insufficient or the Collateral from a Financing Transaction is unavailable.

               (h)           Notwithstanding anything to the contrary in this Section 14, each Fund agrees that State Street shall not have any obligation to indemnify the Fund under this Section 14 to the extent the proceeds of the Collateral are insufficient or the Collateral is unavailable and such insufficiency or unavailability arises from the investment of cash Collateral in the DWS Investment Fund.

15.  Continuing Agreement; Termination; Remedies.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made.  The Funds and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect.  The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans.  The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided.  State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16.  Notices.  Except as otherwise specifically provided herein, notices under this Agreement shall be in writing.  A notice shall be sufficient if sent to the party entitled to receive such notice by email, facsimile transmission, or prepaid overnight delivery service, or for termination of this Agreement only, by certified or registered mail, and addressed as shown below.  Facsimile and email notices shall be sufficient only if receipt is acknowledged by the party to which such notice is communicated at the numbers and email addresses shown below.

If to the Funds:

DWS Funds
One Beacon Street
Boston, Massachusetts
Attn:  Paul Schubert, Chief Financial Officer
Email:  paul.schubert@db.com

If to State Street:

State Street Bank and Trust Company
Securities Finance
State Street Financial Center
One Lincoln Street, Floor 3
Boston, Massachusetts 02111-2900
Attn:  Legal Department, 4th Floor
Fax:  (617) 946-0046
SFLegal@StateStreet.com

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires the Funds to give notice to, direct, or provide information to State Street, such notice, direction, or information shall be provided to

State Street on the Funds’ behalf by any individual designated for such purpose by the Funds in a written notice to State Street.  (This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf.)  After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.  Securities Investors Protection Act of 1970 Notice.  EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18.  Authorized Representatives.  Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative.  Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19.  Agents.  State Street may use such agents, including but not limited to such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement.  To the extent the State Street Affiliates act as State Street's agent hereunder, State Street agrees to be responsible for the acts and omissions of such State Street Affiliates as though performed by State Street directly. Each Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection and continued selection of such agent.

20.  Force Majeure.  State Street shall not be responsible for any losses, costs or damages suffered by  the Funds resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street.

21.  Non-US Borrowers.  In the event the Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Fund is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules

22.  Miscellaneous.  This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of securities by State Street on behalf of the Funds.  This Agreement shall not be assigned by either State Street or the Funds without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.  This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. Each party hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to such party.  Each party hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the party at its address specified in Section 16 hereof. Each Fund agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement.  If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.  In interpreting this Agreement the term “including” shall be read to mean “including, but not limited to,”.

23.  Standard Trust Disclaimer.  The Trust’s Agreement and Declaration of Trust and all amendments thereto are on file with the Secretary of the Commonwealth of Massachusetts.  This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust with respect to a Fund that is a series of the Trust participating in securities lending hereunder are not binding upon any of the trustees, officers or shareholders of the Trust or the Fund individually, but are binding upon only the assets and property of the Trust and such Fund; provided that this paragraph shall not operate to limit any of State Street’s rights and remedies under contract or applicable law.

24.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

25.  Modification.  This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

DWS MARKET TRUST,
on behalf of each of its series as listed on
Schedule B, severally and not jointly

Name: /s/Paul Schubert

By: Paul Schubert

Its: Chief Financial Officer and Treasurer

STATE STREET BANK AND TRUST COMPANY

Name: /s/Gino L. Timperio

By: Gino L. Timperio

Its: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of December, 2013 between DWS MARKET TRUST ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Fee Split

85% to the Fund
15% to State Street

Cash Collateral Investment

(1)           Except as provided in (2) below, each Fund instructs State Street to invest cash Collateral in Daily Assets Fund Institutional (the “DWS Investment Fund”).

To the extent that cash Collateral cannot be promptly invested in the DWS Investment Fund pursuant to the Fund’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate, until such cash Collateral can be invested in the DWS Investment Fund pursuant to the Fund’s direction above.

(2) (a)                      Notwithstanding anything contained in the Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash  to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA.  Each Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement.  Each Fund understands and agrees that cash Collateral obtained from a Financing Transaction will not be invested and will not generate investment income.

(b)           Notwithstanding anything contained in the Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund.  State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA.  Subject to State Street’s obligations to mark to market under Section 8 of the Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be solely responsible for such shortfall and, for the avoidance of doubt, State Street’s rights pursuant to Section 9 of this Agreement shall apply.

DWS MARKET TRUST,
on behalf of each of its series as listed on
Schedule B, severally and not jointly

Name: /s/Paul Schubert

By: Paul Schubert

Its: Chief Financial Officer and Treasurer

STATE STREET BANK AND TRUST COMPANY

Name: /s/Gino L. Timperio

By: Gino L. Timperio

Its: Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of December, 2013 between DWS MARKET TRUST ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Fund Name	Taxpayer Identification Number	Tax Year-End
DWS Diversified Market Neutral Fund	20-5597022	August 31

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of December, 2013 between DWS MARKET TRUST ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Acceptable Forms of Collateral

-	Cash (U.S. and foreign currency);

-	Securities issued or guaranteed by the United States government or its agencies or instrumentalities;

-	Such other Collateral as the parties may agree to in writing from time to time.

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of December, 2013 between DWS MARKET TRUST ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Approved Borrowers

ABN AMRO Bank N.V.
ABN AMRO Securities (USA) LLC
Bank of Nova Scotia
Barclays Bank PLC
Barclays Capital Inc.
Barclays Capital Securities Limited
BMO Capital Markets Corp
BNP Paribas
BNP Paribas Prime Brokerage Inc.
BNP Paribas Securities Corporation
Citigroup Global Markets Inc.
Citigroup Global Markets Limited
Commerz Markets LLC
Commerzbank AG
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (Europe) Limited
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co.
Goldman Sachs International
HSBC Bank PLC
HSBC Securities (USA) Inc.
ING Bank N.V.
ING Financial Markets LLC
Jefferies & Company, Inc.
J.P. Morgan Clearing Corp
J.P. Morgan Securities LLC
J.P. Morgan Securities PLC
J.P. Morgan Chase Bank National Association
Macquarie Bank Limited
Merrill Lynch & Co. Inc.
Merrill Lynch Pierce Fenner & Smith Incorporated
Morgan Stanley & Co International PLC
Morgan Stanley & Co LLC
MS Securities Services Inc

National Financial Services LLC
Natixis S.A.
Natixis Securities Americas LLC
Nomura International PLC
Nomura Securities International, Inc.
Pershing LLC
RBC Capital Markets LLC
RBS Securities, Inc.
Scotia Capital (Europe) Limited
SG Americas Securities LLC
Societe Generale
State Street Bank and Trust Company
State Street Bank GmbH, London Branch
TD Securities (USA) LLC
The Royal Bank of Scotland N.V.
UBS AG
UBS Financial Services Inc.
UBS Securities LLC
Wells Fargo Advisors, LLC
Wells Fargo Securities LLC

Schedule E

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of December, 2013 between DWS MARKET TRUST ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Authorized State Street Persons

•	Peter Joyce
•	Paul Welch
•	Charlene Situ
•	Verlyne Mayers
•	Nghi Le
•	Liz Luong
•	Rami Mansour
•	Serena Bouvier
•	Kasey Houlik
•	Joseph An Castro Del Rio